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VELODYNE LIDAR, INC.
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On May 26, 2021, Velodyne Lidar, Inc. issued a press release relating to its upcoming 2021 Annual Meeting of Stockholders. A copy of the press release is set forth below.

Velodyne Lidar Responds to Baseless Assertions from David Hall, Marta Thoma Hall and Eric Singer

Company Underscores Board’s Exceptionally Qualified Directors, Who Possess Significant Experience, Broad Knowledge and Dedication to Sound Corporate Governance

Management Team Continues to Deliver Market Leading Technology Innovation, New Products and Significant Progress on Growth Plans

Expresses Concerns Regarding Eric Singer’s Ability to Operate as an Unbiased, Independent Fiduciary Given Prior Breach of Fiduciary Duty and Compensation Arrangement with the Halls

May 26, 2021 06:45 AM Pacific Daylight Time

SAN JOSE, Calif.--(BUSINESS WIRE)--Velodyne Lidar, Inc. (NASDAQ: VLDR, VLDRW) today issued the following response to a filing by David Hall and Marta Thoma Hall (the “Halls”), and Eric Singer:

Velodyne Lidar is the leading lidar company, known worldwide for its broad portfolio of breakthrough lidar technologies, having delivered approximately $95 million in revenue through the sale of 11,710 units in 2020. The Velodyne Lidar Board of Directors and management team are executing on a strategy designed to drive long-term growth for the Company and value for stockholders with the highest standards of corporate governance. Under the direction of the current Board, the Company continues to set production records and the management team is delivering significant progress on its growth plans, positioning Velodyne Lidar to meet the rapidly growing volume requirements of its customers in the coming years.

Continuing to Deliver Significant Progress on Growth Plans

Today, Velodyne Lidar is the only lidar company with both the breadth of product portfolio and the manufacturing capability to deliver low-priced lidar with multiple specifications at scale for many real-world applications. Velodyne Lidar also continues to innovate, launching award-winning products that will continue to advance the Company’s strong pipeline and meet the increased demand for its revolutionary hardware and software solutions.

The Company believes its pipeline is the most robust in the industry, as demonstrated by a 51% increase in projects – growing from 131 projects in January 2020 to 198 as of May 2021. Velodyne Lidar shipped over 2,600 sensors in the first quarter of 2021 alone, including 600 solid state sensors. Based on available public information, this far exceeded shipments of all of the Company’s public competitors combined.

Also, the Company continues to increase its investment in R&D initiatives, which have consistently resulted in the delivery of new products. Since going public in September 2020, Velodyne Lidar has released its breakthrough solid state sensors, the Velarray H800 and Velarray M1600, and has secured significant commercial awards across ADAS and Robotics. The Company’s software efforts are bearing fruit as well. Velodyne Lidar showcased its hardware and software Pedestrian Automatic Emergency Braking (PAEB) solution, outperforming radar and camera technology, in particular, in low-light and nighttime conditions. Furthermore, the Company recently announced its Intelligent Infrastructure Solution, an award-winning hardware and software technology designed to solve some of the most challenging and pervasive infrastructure problems. Finally, the Company has multiple disruptive new products and software solutions under development, each of which we believe will open up new markets and win new business.

During its tenure as a public company, Velodyne Lidar has consistently emphasized transparency regarding factors affecting its business, including the impacts of COVID-19. Indeed, notwithstanding the pandemic, the Company has continued to sign new customers and strengthen its long-term sales pipeline. Today, as a result of the merger with Graf Industrial Corp., the Company has a significantly enhanced balance sheet and access to growth capital. The Board and management team remain confident that Velodyne Lidar’s long-term growth outlook remains strong.

Best-in-Class Management Team Supported by a World-Class Engineering Team

In recent months, Velodyne’s Chief Executive Officer, Dr. Anand Gopalan, PhD, and Board have continued to bolster the Company’s leading executive team with a focus on maintaining its position as the most innovative lidar company in the industry. Supporting Velodyne Lidar’s executives is a world-class engineering team with more than 120 engineers on staff.

Exceptionally Qualified and Diverse Board of Directors Overseeing Velodyne’s Proven Strategy

The Company has taken action to significantly refresh its Board of Directors, adding diverse, highly qualified and experienced industry veterans who are well qualified to oversee the continued execution of Velodyne’s proven strategy. Today, Velodyne Lidar’s Board comprises eight directors, the majority of whom are independent and more than half of whom are ethnically diverse and/or women. Most recently, the Company named two highly experienced professionals to its Board:

Hamid Zarringhalam: The Board was proud to announce the recent appointment of Mr. Zarringhalam to the Board, who will stand for election as a Class I director at the 2021 Annual Meeting of Stockholders. Mr. Zarringhalam brings nearly 35 years of experience in technology, operations, and business development to the Velodyne Board. He is a highly qualified Board member, having served in a Board capacity for several companies in the Nikon investment portfolio, in particular, advising on digital strategy and new market expansion.

Deborah Hersman: The Board also recently unanimously appointed Ms. Hersman, the former chair of the National Transportation Safety Board and a well-respected pioneer in the industry. Ms. Hersman brings nearly 30 years of government, nonprofit and private sector executive leadership experience in transportation, safety, and policy.

Despite the Halls’ false assertions to the contrary, Chris Thomas’s appointment as a Class II director was based on the Board’s judgment as to the best interests of the Company in filling the vacancy created by Jim Graf’s departure from the Board. The appointment of Mr. Thomas as a Class II director, effectively immediately and simultaneously with Mr. Thomas’s resignation as a Class I Director, was fully consistent with the Company’s bylaws. As a result, Mr. Thomas will be up for election next year at the Company’s 2022 Annual Meeting of Stockholders, in contrast to Class I directors who will be up for election in 2024 after their election this year. Mr. Thomas, who joined the Board in July 2020 prior to the merger, is an exceptionally qualified director, bringing both technology industry and international consulting experience from his tenure at Intel and McKinsey & Company. Michael Dee is a highly qualified and valued member of the Board and has nearly 40 years of experience in capital markets, including 26 years at Morgan Stanley in investment banking, capital markets and firm management. Mr. Dee also has extensive experience in corporate finance, private equity and more recently, SPAC-sponsored public companies.

David Hall’s Resignation from the Board and the Censuring of Mr. & Mrs. Hall

As disclosed on February 22, 2021, the Board’s independent Audit Committee conducted an investigation, aided by independent legal counsel, which concluded that Mr. and Mrs. Hall each behaved inappropriately with regard to Board and Company processes, and failed to operate with respect, honesty, integrity, and candor in their dealings with Company officers and directors. Accordingly, the Board approved remedial actions including censure and the removal of Mr. Hall as Chairman of the Board and the termination of Ms. Hall as an employee of the Company.

The Board Believes that the Halls’ Nominee – Eric Singer – Lacks Independence and is Unfit to Serve as a Velodyne Lidar Director

The Velodyne Lidar Board prides itself on its commitment and adherence to sound corporate governance, seeking highly qualified, independent and diverse directors. The Halls have put forward a candidate in Eric Singer who the Board believes exemplifies none of those characteristics. The Board determined not to recommend Mr. Singer for election at the upcoming Annual Meeting of Stockholders following a comprehensive process to evaluate Mr. Singer, including reviewing his qualifications and prior experience.

The Board was, and remains, troubled by Mr. Singer’s history as a public company director, especially as set forth in a Delaware Court of Chancery decision1 in October 2018. In that case, the Court found that Mr. Singer breached his fiduciary duty as a director of PLX Technology by favoring the interests of one stockholder over the interests of all stockholders. Moreover, the Board continues to believe that a director with skills more directly related to Velodyne Lidar’s business would be preferable to Mr. Singer.

It is also important to note that the Board has expressed concerns about the special compensation arrangement between the Halls and Mr. Singer. Under the agreement, the Halls have agreed to compensate Mr. Singer with $100,000 in cash for serving as their nominee on the Company’s Board and, if he becomes a director, he would receive 25,000 additional shares in consideration from the Halls’ personal holdings. As of May 17, 2021, this total additional consideration was valued at approximately $675,000. The proposed compensation arrangement is significantly in excess of the amount payable pursuant to the non-employee director compensation program. The members of the Board remain concerned that, as a result of this compensation arrangement, Mr. Singer will be unduly influenced by the Halls.

The Board is committed to upholding the highest standards of corporate governance. That commitment is evidenced by the Board’s responses to various proposals made by the Halls in December 2020 that would have had the effect of enhancing the Halls’ control over the Company. Notably, the Halls’ recent filing makes no attempt to justify their proposals, controvert the facts set forth in the Proxy regarding those proposals and the Board’s responses, or dispute that the Board’s responses are fully consistent with its commitment to corporate governance. The Company’s Board and management team remain steadfast in their commitment to driving enhanced value creation and will continue to do what they believe is in the best interest of the Company and all Velodyne Lidar stockholders.

Velodyne’s Board of Directors recommends stockholders support Mr. Zarringhalam’s nomination at the 2021 Annual Meeting of Stockholders. There are two Class I seats up for election at the Company’s 2021 Annual Meeting of Stockholders and, for one of them, the Board has nominated and recommended Mr. Zarringhalam. The Board does not recommend any candidate for election other than Mr. Zarringhalam.

About Velodyne Lidar

Velodyne Lidar (Nasdaq: VLDR, VLDRW) ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne is the global leader in lidar and is known worldwide for its broad portfolio of breakthrough lidar technologies. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including autonomous vehicles (AV), advanced driver assistance systems (ADAS), robotics, unmanned aerial vehicles (UAV), smart cities and security. Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. For more information, visit www.velodynelidar.com.

1 In re PLX Technology Inc. Stockholder Litigation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook and market positioning. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan", "intend", "believe", "may", "will", "should", "can have", "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: Velodyne’s ability to execute its business plan; the timing of revenue from existing customers, including uncertainties related to the ability of Velodyne’s customers to commercialize their products and the ultimate market acceptance of these products; uncertainties related to Velodyne Lidar’s estimates of the size of the markets for its products and future revenue opportunities; the rate and degree of market acceptance of Velodyne Lidar’s products; the success of other competing lidar and sensor-related products and services that exist or may become available; rising costs adversely affecting Velodyne’s profitability; the impact on our operations and financial condition from the effects of the current COVID-19 pandemic both on Velodyne’s business and those of its customers and suppliers; Velodyne Lidar’s ability to partner with and rely on third party manufacturers; general economic and market conditions impacting demand for Velodyne Lidar’s products and services; and changes in applicable laws or regulations.

Given these factors, as well as other variables that may affect Velodyne Lidar’s operating results, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, or use historical trends to anticipate results or trends in future periods. The forward-looking statements included in this press release relate only to events as of the date hereof. Velodyne Lidar undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

Velodyne Lidar, its directors and certain executive officers may be participants in the solicitation of proxies from stockholders in connection with Velodyne Lidar’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). Velodyne Lidar has filed a definitive proxy statement (the “2021 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting. Information regarding the names of Velodyne Lidar's directors and executive officers and their respective interests in Velodyne Lidar by security holdings or otherwise is set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, and the Proxy Statement.

STOCKHOLDERS ARE URGED TO READ THE 2021 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT VELODYNE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, Velodyne Lidar’s proxy statement, any amendments or supplements thereto and any other relevant documents filed by Velodyne Lidar with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of Velodyne Lidar’s definitive 2021 Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Velodyne with the SEC in connection with the Annual Meeting are also available, free of charge, at Velodyne’s website (http://www.velodynelidar.com) or by writing to Investor Relations, Velodyne Lidar, Inc, 5521 Hellyer Avenue, San Jose, CA 95138.

Contacts

Investor Relations

InvestorRelations@velodyne.com

Media

Jim Golden / Jack Kelleher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449